                                                                 EXHIBIT (o)(ii)

                                FORM OF AMENDED
                               SCHWAB INVESTMENTS
                              MULTIPLE CLASS PLAN

         This constitutes an amended and restated MULTIPLE CLASS PLAN (the "Plan") of SCHWAB INVESTMENTS, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is applicable to the Trust's investment portfolio(s) identified on Schedule A hereto, as such Schedule may be amended from time to time (each a "Fund", collectively the "Funds").

         WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

         WHEREAS, the Board of Trustees of the Trust (the "Board of Trustees"), including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable each Fund to provide appropriate services to certain designated classes of shareholders of each Fund;

         NOW, THEREFORE, the Trust designates the Plan as follows:

         1. Designation of Classes. Each Fund shall offer its units of beneficial interest ("Shares") in two classes: Investor Shares and Select Shares.

         2. Redesignation of Existing Shares. As applicable on or after April 30, 1997, currently outstanding Shares of each Fund shall be redesignated as Investor Shares.

         3. Shareholder Services Specific to Each Class. As a result of costs and expenses attributable to servicing shareholders of Investor Shares and the services rendered to Investor Shares, the shareholder service and transfer agent fees charged to Investor Shares shall be higher than those charged to Select Shares as set forth on Schedule A hereto and in the Shareholder Service Agreement and schedules, dated May 1, 1993, as amended from time to time, between the Trust and Charles Schwab & Co., Inc. (the "Shareholder Servicing Agent").

         4. Minimum Transaction Requirements. The minimum initial investment and Fund balance requirements applicable to the Select Shares shall be higher than those applicable to Investor Shares, as determined from time to time by Charles Schwab Investment Management, Inc. ("CSIM").

         5. Exchange Privilege. Each class of Shares shall be exchangeable for shares of any Fund of the Trust or of Schwab Capital Trust and The Charles Schwab Family of Funds, including all classes of shares of such Funds, provided that the minimum investment and any other requirements of the Fund or class for which the shares are exchanged are satisfied.

         6. Allocation of Expenses. Each class shall pay all of the expenses of its distribution and shareholder services arrangement (such arrangements for shareholder services or distribution, or both, shall be a different arrangement from other classes). At the Board of Trustees' discretion, each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses, including (i) advisory or custodial fees or other expenses related to the management of the Fund's assets and (ii) costs of implementing this plan, shall be allocated to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund. If, in the future, new class(es) are added to a Fund, any costs of implementing this plan for such new class(es) shall be allocated to those classes of the Fund then in existence before the addition of the new class structure and shall not be charged to the new class(es).

         7. Voting Rights. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interests of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

         8. Distributions. The amount of dividends payable on each class will be calculated pro rata on the basis of net asset value per share. Dividends declared will be paid monthly or annually, subject to the Trust's Board of Trustees' discretion. Capital gains will be distributed to each class in accordance with Rule 18f-3.

         9. Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by CSIM.

         10. The names "Schwab Investments" and "Board of Trustees" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Schwab Investments entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.



                                  SCHWAB INVESTMENTS

                                  Signature: _____________________________
                                  Name:    William J. Klipp
                                  Title:   Executive Vice President, Chief
                                           Operating  Officer and Trustee
                                  Date:    June 1, 1999

                                 FORM OF AMENDED
                                SCHEDULE A TO THE
                             MULTIPLE CLASS PLAN OF
                               SCHWAB INVESTMENTS


Name of Fund and Class                        Shareholder Service Fee                Transfer Agent Fee
                                                (as a percentage of                 (as a percentage of
                                              average daily net assets            average daily net assets
                                                 of the Fund Class)                  of the Fund Class)
Schwab 1000 Fund Investor Shares                     0.20%                                  0.05%
Schwab 1000 Fund Select Shares                       0.05%                                  0.05%

Schwab Yield Plus Fund - Investor Shares             0.20%                                  0.05%
Schwab Yield Plus Fund - Select Shares               0.05%                                  0.05%






                                       SCHWAB INVESTMENTS

                                       Signature: __________________________
                                       Name:    William J. Klipp
                                       Title:   Executive Vice President,
                                                Chief Operating Officer
                                                and Trustee

                                                Date:    June 1, 1999